WARRANTS TO PURCHASE COMMON STOCK
                        OF MIRAVANT MEDICAL TECHNOLOGIES


No.  ____                                      Certificate for (SHARES) Warrants


     This certifies that PHARMACIA & UPJOHN TREASURY SERVICES, AB, or registered assigns, is the registered holder of the number of Warrants set forth above. Each Warrant entitles the holder thereof (a "Holder"), subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase, from Miravant Medical Technologies, a Delaware corporation (the "Company"), the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), provided in the Warrant Agreement, at an exercise price of $(PRICE) per Warrant and subject to all of the terms and conditions set forth in the Warrant Agreement. At the sole election of the Company, upon the exercise of any Warrant, the Company may pay to the Holder a certain amount of cash, as provided in the Warrant Agreement, in lieu of delivering the shares of Common Stock.

     This Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of February 18, 1999 (the "Warrant Agreement"), between the Company and Pharmacia & Upjohn Treasury Services AB (the "Initial Holder"), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company and the Holders of the Warrants.

     This Warrant Certificate shall terminate and be void as of the Close of Business on (EXPIRATION DATE).

     As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants shall be exercisable from time to time on any Business Day ending on the Expiration Date.

     The number of shares of Common Stock issuable, and the amount of cash payable, upon the exercise of each Warrant are subject to adjustment as provided in the Warrant Agreement.

     Upon payment therefor, all shares of Common Stock issued upon the exercise of Warrants shall be duly authorized, validly issued, fully paid and nonassessable free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

     In order to exercise a Warrant, the registered holder hereof must surrender this Warrant Certificate to the Registrar for the Warrants (the "Registrar") with the form of election on the reverse hereof or attached hereto duly executed, together with payment of the Exercise Price then in effect for the share(s) of Common Stock as to which the Warrant(s) represented by this Warrant Certificate are submitted for exercise, all subject to the terms and conditions hereof and of the Warrant Agreement. Any such payment of the cash Exercise Price shall be by certified or official bank check or wire transfer to the Company of same day funds.

     The Company shall pay all transfer, stamp and other similar taxes that may be imposed in respect of the issuance or delivery of Warrants, or in respect of the issuance or delivery of any securities upon exercise of Warrants. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Common Stock or other securities underlying the Warrants or payment of cash to any Person other than the Holder of a Warrant Certificate surrendered upon the exercise or purchase of a Warrant, and in case of such transfer or payment, the Company shall not be required to issue any stock certificate or pay any cash until such tax or other charge has been paid or it has been established to the Company's reasonable satisfaction that no such tax or other charge is due.
     Subject to the Warrant Agreement, this Warrant Certificate and all rights hereunder are transferable by the registered holder hereof, in whole or in part, on the Warrant Register of the Company, upon surrender of this Warrant Certificate to the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder hereof or his attorney duly authorized in writing. Upon any partial transfer, the Company will issue and deliver to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.

     No service charge shall be made for any transfer or exchange of this Warrant Certificate, but the Company may require payment from the Holder of this Warrant Certificate of a sum sufficient to cover any stamp or other governmental charge or tax that may be imposed in connection with any such transfer or exchange.

     Each taker and holder of this Warrant Certificate, by taking or holding the same, consents and agrees that this Warrant Certificate, when duly endorsed in blank, shall be deemed negotiable and that when this Warrant Certificate shall have been so endorsed, the holder hereof may be treated by the Company, the Registrar and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the register of the Company maintained by the Registrar, any notice to the contrary notwithstanding, but until such transfer on such register, the Company and the Registrar may treat the registered Holder hereof as the owner for all purposes.

     This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

     All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

     Copies of the Warrant Agreement are on file at the office of the Company and may be obtained by writing to the Company at the following address: 336 Bollay Drive, Santa Barbara, California 93117, Attention: Chief Financial Officer.

Dated: (DATE)


                                       MIRAVANT MEDICAL TECHNOLOGIES


                                        By:
                                            ------------------------------------
                                            John M. Philpott
                                            Chief Financial Officer

cc:   Bob Randall, Pharmacia & Upjohn
      Gary Kledzik, Miravant Medical Technologies
      David Mai, Miravant Medical Technologies